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                                                                            Exhibit 99(f)

                         System Energy Resources, Inc.
             Computation of Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Fixed Charges

                                                           Twelve Months Ended
                                                                                               March 31,
                                                 1997     1998     1999      2000      2001      2001
Fixed charges, as defined:
  Total Interest                               $128,653 $116,060  $147,982  $118,519  $138,018  $126,193
  Interest applicable to rentals                  6,065    5,189     3,871     5,753     4,458     4,133
                                               ---------------------------------------------------------
Total fixed charges, as defined                $134,718 $121,249  $151,853  $124,272  $142,476  $130,326
                                               =========================================================
Earnings as defined:
  Net Income                                   $102,295 $106,476   $82,375   $93,745  $116,355   122,284
  Add:
    Provision for income taxes:
      Total                                      74,654   77,263    53,851    81,263    43,761    44,426
    Fixed charges as above                      134,718  121,249   151,853   124,272   142,476   130,326
                                               ---------------------------------------------------------

Total earnings, as defined                     $311,667 $304,988  $288,079  $299,280  $302,592  $297,036
                                               =========================================================

Ratio of earnings to fixed charges, as defined     2.31     2.52      1.90      2.41      2.12      2.28
                                               =========================================================

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